TIVO INC.

                              INVESTMENT AGREEMENT

         This Investment Agreement (the "Agreement") is entered into as of June 9, 2000, by and between TiVo Inc., a Delaware corporation (the "Company"), and America Online, Inc., a Delaware Corporation (the "Purchaser"), relating to, among other things, the Company's common stock, par value $0.001 per share (the "Common Stock"), and the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock").

                                    Recitals

         Whereas, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company, Common Stock and, depending on the trading price of the Common Stock, Preferred Stock (collectively, the "Shares") on the terms and conditions set forth in this Agreement (the "Share Purchase");

         Whereas, in connection with the sale and issuance of the Shares, the Company desires to issue to the Purchaser the Warrants (as defined herein) to purchase shares of Common Stock;

         Whereas, simultaneously herewith, the Company and the Purchaser are entering into (i) a Stockholders and Registration Rights Agreement (the "Stockholders Agreement") which will provide for certain rights and obligations of the parties related to, among other things, the Purchaser's equity interests in the Company, and (ii) a Product Integration and Marketing Agreement (the "Commercial Agreement"), pursuant to which the Company and the Purchaser will work together to jointly develop a branded interactive television service;

         Whereas, simultaneously herewith, certain stockholders of the Company collectively owning in excess of a majority of the outstanding shares of Common Stock are entering into a Voting Agreement (the "Voting Agreement") with the Purchaser, pursuant to which such stockholders agree to vote their shares of Common Stock in favor of certain of the transactions contemplated hereby and by the Related Agreements (as defined herein);

         Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Agreement To Sell And Purchase.

1.1 Authorization of Shares. Subject to receipt of the Company Stockholder Approval (as defined below), the Company has authorized (i) the sale and issuance to the Purchaser of the Shares and the Warrants, (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Preferred Shares (the "Conversion Shares") and (iii) the issuance of the Warrant Shares (as defined herein) to be issued upon exercise of the Warrants. The Shares, Conversion Shares and Warrant Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A (the "Restated Certificate").

1.2      Sale and Purchase.

(a) Common Stock. Subject to Section 1.2(c) and the other terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase at the Closing (as defined below) that number of shares of Common Stock, which when multiplied by the Common Stock Price (as defined below) is as near as possible to two hundred million dollars ($200,000,000) (the "Common Shares"). Subject to Section 1.2(b), the per share purchase price for the Common Shares shall be equal to the higher of (i) $23.00, or (ii) the average closing price of the Common Stock on the Nasdaq National
Market System for the 10 consecutive full trading days ending on the Determination Date (as defined below) (the "Closing Average"), subject to a maximum per share purchase price of thirty-five dollars ($35) (the "Common Stock Price"). If the Closing Average is less than ten dollars ($10) per share, the Purchaser will have the right to terminate this Agreement and the transactions contemplated hereby, subject to the Company's rights under Section 1.2(b), at any time during the four Business Day period commencing on the Determination Date, exercisable by the Purchaser's delivery of written notice to such effect to the Company during such four Business Day period; provided that such notice and the Purchaser's termination of this Agreement may be withdrawn at any time during such four Business Day period. For purposes hereof, "Determination Date" means the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing) set forth in Section 5 hereof shall have been satisfied or waived.

(b) Adjustment of Common Stock Price. If the Purchaser exercises its termination right pursuant to Section 1.2(a), the Company shall have the right, exercisable during the three Business Day period following the date of the Purchaser's notice of termination by delivery of written notice to the Purchaser during such three Business Day period, to adjust the Common Stock Price to be ten dollars ($10) per share. If the Company makes an election to adjust the terms of the transaction as contemplated by the preceding sentence within such three Business Day period, (i) no termination of this Agreement shall be deemed to have occurred pursuant to Section 1.2(a) and (ii) this Agreement shall remain in effect in accordance with its terms, except that all references in this Agreement to the Common Stock Price shall be deemed to refer to the Common Stock Price as adjusted pursuant to this Section 1.2(b).

(c) Restructuring of Share Purchase if Common Stock Price Is Less Than Thirty Dollars. In the event that the Common Stock Price is less than thirty dollars ($30) per share, the number of shares of Common Stock to be purchased by the Purchaser shall be reduced and, subject to the terms and conditions of this Agreement, the Company shall issue to the Purchaser shares of Preferred Stock in accordance with this Section 1.2(c). For purposes of this Section 1.2(c), the term "Adjustment Price" shall mean (i) if the Closing Average is equal to or greater than ten dollars ($10) per share, the Common Stock Price or (ii) if the Closing Average is less than $10, the Closing Average.

(i) Decrease in Number of Common Shares Purchased. The number of Common Shares that the Company shall issue to the Purchaser shall be reduced to a number equal to 6,666,667 shares multiplied by a fraction, the numerator of which is the Adjustment Price and the denominator of which is thirty dollars ($30).

(ii) Sale of Preferred Stock to the Purchaser. The Company agrees to issue to the Purchaser and the Purchaser agrees to purchase in accordance with the terms hereof that number of shares of Preferred Stock having an aggregate initial liquidation value equal to (x) two hundred million dollars ($200,000,000) less
(y) the aggregate number of Common Shares purchased multiplied by the Adjustment Price (the "Preferred Shares"). If, as of the Closing Date, the sum of (1) the aggregate initial liquidation value of the Preferred Shares to be purchased pursuant to the preceding sentence, (2) the value of the Common Shares to be purchased (calculated as the product of the number of Common Shares to be purchased and the Common Stock Price) and (3) the value of the Common Stock previously owned by the Purchaser (calculated as the product of the number of such shares and the amount paid therefor), exceeds 25% of the sum of (1) the aggregate initial liquidation value of Preferred Shares to be purchased, (2) the value of Common Shares to be purchased (calculated as the product of the number of Common Shares to be purchased and the Common Stock Price) and (3) the value of all the shares of Common Stock outstanding on the Closing Date prior to the transactions contemplated hereby (calculated as the product of the number of such shares and the Closing Average) (such excess above 25%, the "Excess Equity Value"), then the number of shares of Preferred Stock to be purchased by the Purchaser shall be reduced by a number of shares as would have an aggregate initial liquidation value equal to the Excess Equity Value (the "Excess Preferred Shares").

1.3 Warrants.  Upon the closing of the Share  Purchase,  in accordance with this
Section 1.3, the Company shall issue to the Purchaser warrants (the "Warrants") to purchase in the aggregate a number of shares of Common Stock which, when combined with the number of shares of Common Stock owned by the Purchaser as of the Closing Date and the number of shares of Common Stock that would be issuable as of the Closing pursuant to the Preferred Shares to be issued pursuant to
Section 1.2(c)(ii), if any, would constitute (after issuance) 30% of all the issued and outstanding capital stock of the Company as of the Closing Date, rounded to the nearest whole share (the "Warrant Shares"). The Warrant Shares shall be allocated among different forms of warrants as follows:

(i) a warrant to purchase the lesser of (i) 33 1/3% of all the Warrant Shares and (ii) 2,941,402 Warrant Shares shall be issued in the form of Exhibit B hereto;

(ii) a warrant to purchase the lesser of (i) 33 1/3% of all the Warrant Shares and (ii) 2,941,401 Warrant Shares shall be issued in the form of Exhibit C hereto; and

(iii) (A) if the Closing Average is equal to or greater than thirty dollars ($30), a warrant to purchase the remaining Warrant Shares after the allocation set forth in clauses (i) and (ii) above (the "Vested Warrant Shares") in the form of Exhibit D hereto, having a per share exercise price equal to the Common Stock Price or (B) if the Closing Average is less than thirty dollars ($30), (1) a warrant to purchase a number of Warrant Shares equal to the number of Vested Warrant Shares multiplied by a fraction, the numerator of which is the Adjustment Price and the denominator of which is thirty dollars ($30) in the form of Exhibit D hereto, having a per share exercise price equal to the Common Stock Price, and (2) a warrant to purchase the remaining Vested Warrant Shares after the allocation set forth in the preceding clause (1) in the form of Exhibit E hereto, having a per share exercise price equal to the lesser of (x) thirty dollars ($30) and (y) three times the Closing Average; provided that a portion of any Warrant to be issued pursuant to this Section 1.3(iii)(B)(2) shall be mandatorily exercisable in accordance with its terms with respect to a number of Vested Warrant Shares equal to the number of shares of Common Stock, if any, that would have been issuable upon conversion of the Excess Preferred Shares (if they were issued) as of the Closing Date, subject to a maximum of all the Vested Warrant Shares subject to such Warrant.

The Purchaser shall not be obligated to pay any additional consideration for the issuance of the Warrants and, in addition to the terms set forth above, the terms of each of the Warrants shall be as set forth in Exhibits B, C, D and, if applicable, E.

1.4      Use and Escrow of Certain Funds.

(a) The Company and the Purchaser agree that (i) sixty percent (60%) of the proceeds received by the Company in the Share Purchase and forty percent (40%) of the proceeds received by the Company upon the exercise of any of the Warrants shall be retained by the Company without any restriction whatsoever on the use thereof and (ii) an amount in cash equal to forty percent (40%) of any proceeds received by the Company in the Share Purchase and sixty percent (60%) of the proceeds received by the Company upon the exercise of any of the Warrants shall be deposited into an interest-bearing escrow account (the "Escrow Account") with an escrow agent to be selected by mutual agreement of the Company and the Purchaser pursuant to an escrow agreement in the form of Exhibit F hereto, with such changes and additions as shall be requested by the escrow agent or the L/C Bank (as defined below) and reasonably acceptable to the Company and the Purchaser (the "Escrow Agreement"). At any time that this Agreement provides for the Escrowed Funds to be released from the Escrow Account, both parties agree to take any action required under the Escrow Agreement to cause the release of the Escrowed Funds. Such proceeds shall be allocated in such manner until such time as the aggregate amount of proceeds retained by the Company pursuant to clause
(i) above equals one hundred million dollars ($100,000,000), after which time an amount in cash equal to all such proceeds shall be deposited into the Escrow Account until such time as all such deposited funds (but excluding any interest earned on such funds) equal one hundred million dollars ($100,000,000), after which time all further proceeds shall be retained by the Company. All amounts deposited into the Escrow Account, together with all interest earned on amounts in the Escrow Account (all such funds and interest, the "Escrowed Funds"), shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and distributed in accordance with the terms, at the times and to the parties in accordance with the terms hereof and the Escrow Agreement. Upon release to the Company in accordance with this Section 1.4 and the terms of the Escrow Agreement, one hundred million dollars ($100,000,000) of the Escrowed Funds shall be designated as "Earmarked Funds" and used exclusively in accordance with Section 8.2 of the Commercial Agreement and any additional Escrowed Funds shall be released to the Company and may be used by the Company for any purpose whatsoever. If, upon the release of the Escrowed Funds to the Company in accordance with the terms of the Escrow Agreement, the amount of Escrowed Funds (excluding any interest earned while in the Escrow Account) is less than one hundred million dollars ($100,000,000) at such time, then 60% of the proceeds from the exercise of any of the Warrants (up to the difference between one hundred million dollars ($100,000,000) and such amount of Escrowed Funds) shall also be designated as "Earmarked Funds" and used exclusively in accordance with Section 8.2 of the Commercial Agreement.

(b) If (i) the bona fide commercial release and deployment ("Set Top Box Launch") of the Integrated Product (as defined in the Commercial Agreement) has not occurred by December 31, 2001, and (ii) the Purchaser has not committed a Material Breach (as defined in the Commercial Agreement) of the Commercial Agreement that has not been cured or waived at such time, then the Purchaser shall have the option to require the Company, exercisable by written notice to such effect to the Company (a "Put Notice"), to repurchase that number of Preferred Shares having an initial liquidation value equal to the amount of proceeds deposited by the Company into the Escrow Account (the "Put Amount") and, if all the Preferred Shares have an aggregate initial liquidation value of less than the Put Amount, then the Purchaser may also require the Company to repurchase a number of shares of Common Stock having a value (calculated as the product of the number of shares of Common Stock and the Common Stock Price) equal to the difference between the aggregate initial liquidation value of the Preferred Shares and the Put Amount. Subject to Section 1.4(c), the aggregate purchase price for the repurchase of Shares pursuant to this Section 1.4(b) shall be deemed paid by the release to the Purchaser of all the Escrowed Funds (including all interest included therein); provided that amount of the interest earned on funds deposited into the Escrow Account to be released to the Purchaser shall be reduced by the amount of dividends actually paid in cash or Common Stock to the Purchaser on the Preferred Shares, subject to a maximum equal to the amount of all such interest. The closing of such repurchase shall occur as soon as practicable following delivery of the Purchaser's notice of exercise, subject to the receipt of necessary governmental approvals. The Company agrees to use its best efforts to obtain all such governmental approvals and take all such other actions as shall be required to consummate such repurchase. At such closing, the Purchaser shall deliver to the Company certificates representing the Shares to be repurchased and the Company shall deliver to the Purchaser and the escrow agent under the Escrow Agreement any notice of release or other instrument reasonably requested by either of them to effectuate the release of the Escrowed Funds (including all interest earned thereon, subject to the proviso in the second sentence of this section) in accordance with the terms of the Escrow Agreement and this Section 1.4(b).

(c) Within thirty (30) days after the execution and delivery of this Agreement, the Company and the Purchaser shall establish with a financial institution selected by the Purchaser (the "L/C Bank") an irrevocable letter of credit in an amount equal to the amount of Escrowed Funds (as changed from time to time) for the benefit of the Purchaser in the form mutually agreed to be the parties (the "Letter of Credit"), which Letter of Credit shall be available for drawing by the Purchaser pursuant to this Section 1.4(c) and shall be secured by a first priority security interest in the Escrowed Funds as collateral for the Company's repayment of any amounts drawn on the Letter of Credit. The terms of the Letter of Credit shall include, without limitation, (i) a draw down period that shall expire no earlier than the 180th day after December 31, 2001 and (ii) the right of the Purchaser to draw upon the Letter of Credit as provided under this
Section 1.4(c) without action or authorization on the part of the Company. In the event that, for any reason, all or any portion of the Escrowed Funds are not released to the Purchaser in accordance with Section 1.4(b) and the terms of the Escrow Agreement within thirty (30) days of the Purchaser's Put Notice, then the Purchaser shall have the right to draw on the Letter of Credit in an amount equal to the total amount of Escrowed Funds at the time of Purchaser's Put
Notice less the amounts of any Escrowed Funds actually received by the Purchaser, and the Purchaser shall receive such funds at the closing contemplated by Section 1.4(b). The costs of the Letter of Credit shall be divided equally between the Company and the Purchaser; provided that the Company shall not be required to pay more than four hundred thousand dollars ($400,000) of such costs.

(d) If the Set Top Box Launch occurs prior to December 31, 2001, the Company shall be entitled to receive from the escrow under the Escrow Agreement all Escrowed Funds. One hundred million dollars ($100,000,000) of the Escrowed Funds released to the Company shall be designated as Earmarked Funds and used exclusively in accordance with Section 8.2 of the Commercial Agreement and any additional Escrowed Funds shall be released to the Company and may be used by the Company for any purpose whatsoever. If, upon the release of the Escrowed Funds to the Company in accordance with the foregoing and the terms of the Escrow Agreement, the amount of Escrowed Funds (excluding any interest earned thereon) is less than one hundred million dollars ($100,000,000) at such time, then 60% of the proceeds from the exercise of any of the Warrants (up to the difference between one hundred million dollars ($100,000,000) and such amount of Escrowed Funds) shall also be designated as Earmarked Funds and used exclusively in accordance with Section 8.2 of the Commercial Agreement.

1.5 Adjustments. To the extent not actually adjusted pursuant to the adjustment provisions for the Preferred Stock in the Restated Certificate or in the terms of each applicable Warrant, the applicable purchase price, conversion price and exercise price with respect to the purchase of the Shares, the conversion of the Preferred Stock and the exercise of the Warrants and the number and nature of the securities to be received upon the conversion of the Preferred Stock and the exercise of the Warrants shall be adjusted to reflect any stock splits, cash or noncash dividends, recapitalizations, mergers, combinations, distributions, issuances, reclassifications, exchanges, substitutions or other similar events with respect to the capital stock of the Company, or sales of capital stock below the applicable purchase price with respect to the Shares, in each case, to provide the Purchaser with such terms and rights, economic and otherwise, that the Purchaser would have received if such event occurred after the Closing.

Section 2.        Closing, Delivery and Payment.

2.1 Closing. The closing of the sale and purchase of the Shares and Warrants by the Purchaser under this Agreement (the "Closing") shall take place five (5) days following the Determination Date, unless the Purchaser shall have delivered to the Company a notice exercising its termination right pursuant to Section 1.2(a) and the Company shall have exercised its right to adjust the terms of the transactions contemplated hereby pursuant to Section 1.2(b), in which case the Closing shall occur ten (10) Business Days following the Determination Date (or, if any such day is not a Business Day, on the next succeeding Business Day), at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304 or at such other time or place as the Company and the Purchaser may mutually agree (the "Closing Date").

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company shall deliver to the Purchaser (i) certificates registered in the name of the Purchaser representing the Shares to be purchased by the Purchaser in accordance with Section 1, free and clear of all liens, claims, encumbrances (other than those arising pursuant to this Agreement and the Related Agreements), and (ii) the Warrants in the form of the applicable exhibits attached hereto, for the Warrants to be issued to the Purchaser in accordance with Section 1, free and clear of all liens, claims and encumbrances (other than those arising pursuant to this Agreement and the Related Agreements), in each case duly executed by an authorized officer of the Company and registered in the name of the Purchaser. At the Closing, subject to the terms and conditions hereof, the Purchaser shall deliver to the Company the purchase price for the Shares by check or wire transfer of immediately available funds.

Section 3.        Representations and Warranties of the Company.

         Except as expressly set forth on a Schedule of Exceptions delivered by the Company to the Purchaser simultaneously herewith, the Company hereby represents and warrants to the Purchaser as of the date of this Agreement and the Closing Date as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Stockholders Agreement, the Commercial Agreement, the Warrants and the Escrow Agreement, (collectively, the "Related Agreements"), to give affect to the Restated Certificate, to issue and sell the Shares, the Warrants, the Warrant Shares and the Conversion Shares, to carry out the provisions of this Agreement, the Related Agreements and the Restated Certificate, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company or its business, assets, financial condition, prospects, liabilities or results of operations (a "Material Adverse Effect"). The Company does not, directly or indirectly, own or control any interest in any corporation, joint venture, limited partnership or similar entity. Attached hereto as Exhibit G is a complete and correct copy of the by-laws of the Company, as amended to the date of this Agreement (the "By-laws").

3.2 Capitalization; Voting Rights. The authorized capital stock of the Company as of May 31, 2000 consists of seventy-five million (75,000,000) shares of Common Stock (par value $.001 per share), of which (i) 37,977,220 shares were issued and outstanding and (ii) 6,141,409 shares were reserved for future issuance to employees and non-employee directors pursuant to outstanding stock options issued pursuant to the Company Option Plans (as defined below) and (iii) 25,000 shares were reserved for future issuance pursuant to the Outstanding Warrants (as defined below), and two million (2,000,000) shares of Preferred Stock (par value $.001 per share), of which no shares have been issued. The Company has not issued any shares of its capital stock between May 31, 2000 and the date of this Agreement, except pursuant to the exercise of options. All issued and outstanding shares of the Company's Common Stock: (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, (c) were issued without violation of any preemptive or preferential right, and (d) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Certificate. The Company will reserve an adequate number of shares of Common Stock for issuance upon conversion of the Preferred Shares and exercise of the Warrants. Except as may be granted pursuant to the Related Agreements, stock awards and options to purchase shares of Common Stock granted pursuant to the Company's 1997 Equity Incentive Plan, 1999 Equity Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan (the "Company Option Plans") issued pursuant to the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and outstanding warrants to purchase shares of the Company's Common Stock (the "Outstanding Warrants"), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities or the designation of any board member by any series of Preferred Stock or by holders of Common Stock. The Company has reserved 12,800,000 shares of Common Stock for issuance to employees, officers or directors of, or consultants or advisors to the Company pursuant to the Company Option Plans, of which 3,677,766 remain available for future grant and has reserved 600,000 shares of Common Stock for issuance to employees pursuant to the Purchase Plan, of which 516,033 shares remain available for future issuance. When issued in compliance with the provisions of this Agreement and the Restated Certificate, the Shares, the Warrant Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. Except as contained in the Related Agreements and the Restated Certificate, or as set forth in Section 3.2 of the Schedule of Exceptions, the Company is not aware of any written agreement or other understandings relating to the voting of its securities. Except as expressly provided in this Agreement or the Related Agreements, (x) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company and (y) there are no other subscriptions, options, calls, warrants or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its subsidiaries is a party. Except as set forth in Section 3.2 of the Schedule of Exceptions, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not trigger the anti-dilution provisions or other price or conversion adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock. The sale of the Shares and the issuance of the Conversion Shares in accordance with the terms of the Restated Certificate and the issuance of the Warrant Shares in accordance with the terms of the Warrants is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived.

3.3      Authorization; Binding Obligations.

(a) All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder as of the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Certificate has been taken, except for the approval by the stockholders of the Company (i) by a majority of the votes cast of the issuance of the Shares, the Warrant Shares and the Conversion Shares and (ii) by the holders of a majority of all the outstanding shares of Common Stock of the adoption of the Restated Certificate (together, the "Company Stockholder Approval"). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to adopt this Agreement and any of the Related Agreements and approve the transactions contemplated hereby and thereby. Each of the Agreement and the Related Agreements, are valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Section 6.4 of the Stockholders Agreement may be limited by applicable laws. The issuance and sale of the Shares and the Warrants, the subsequent exercise of the Warrants and the issuance of shares of Common Stock in connection therewith and the subsequent conversion of the Preferred Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal.

(b) Other than filings which may be necessary pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or applicable state securities laws, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

3.4      SEC Filings.

(a) The Company has made available to the Purchaser accurate and complete copies (including exhibits thereto) of (i) its registration statement on Form S-1 (Reg. No. 333-83515 that was declared effective by the SEC on September 29, 1999, (ii) its quarterly report on Form 10-Q for the quarter ended September 30, 1999,
(iii) its annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Form 10-K/A filed April 28, 2000 (the "Form 10-K"), (iv) its quarterly report on Form 10-Q for the quarter ended March 31, 2000 and (v) all other forms, reports, schedules, statements and other documents required to be filed by the Company on a form other than Form D or Form S-8 with the SEC prior to the Closing (collectively, with all exhibits and schedules thereof and documents incorporated by reference therein, the "Company SEC Documents").

(b) Without limiting the foregoing, there are no contracts or other documents of the Company which are required to be filed as exhibits to the Company SEC Document which have not been so filed.

(c) As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Company SEC Documents complied or will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the rules and regulations promulgated thereunder; and (ii) none of the Company SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.5 Financial Statements.  The financial statements contained in the Company SEC
Documents: (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material); and (iii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby.

3.6 Undisclosed Liabilities. Except for liabilities included or reserved for in the audited balance sheet of the Company for the year ended December 31, 1999, included in the Form 10-K or the unaudited consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q (the "Form 10-Q") for the quarter ended March 31, 2000 (the "Balance Sheet"), each as filed with the SEC, at March 31, 2000, the Company did not have, and since such date it has not incurred, liabilities or any other obligations whatsoever that are material (individually or in the aggregate) to the Company, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2000.

3.7      Contracts; Action.

(a) Except as set forth in Section 3.7(a) of the Schedule of Exceptions or as disclosed in the Form 10-K, there are no contracts, agreements, understandings or proposed transactions between the Company and any of its officers, directors or affiliates or any family member or affiliate thereof that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

(b) For purposes of this Agreement, the term "Contracts" shall mean (i) all "material contracts" within the meaning of Item 601 of Regulation S-K of the SEC, (ii) contracts with distributors or suppliers or for services involving revenues or expenditures in excess of $800,000 annually, (iii) all contracts involving revenues or expenditures in excess of $250,000 annually containing non-competition provisions that purport to bind affiliates of the Company, (iv) all contracts restricting the payment of dividends upon, or the redemption or conversion of, the Shares, (v) those contracts identified in Section 3.7(b)(v) of the Schedule of Exceptions, and (vi) contracts under which the Company or any subsidiary has granted or received exclusive rights relating to the TiVo Channel (as defined in the Commercial Agreement). Except as set forth in Section 3.7(b) of the Schedule of Exceptions, the Company is not, nor to the Company's knowledge is any other party to any Contract, in material default under, or in material breach or material violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a material default by the Company or any other party under any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is in full force and effect and (assuming due execution and delivery by the counterparties thereto) is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

(c)  Section 3.7 of the Schedule of Exceptions contains a list of all Contracts.

3.8 Obligations to Related Parties. Except as set forth in the Form 10-K, there are no, and since January 1, 1999 there have not been any, (i) obligations to or transactions with the Company's officers, directors, stockholders or employees or any family member or affiliate thereof of a type required to be disclosed pursuant to Item 402 of Regulation S-K of the SEC or (ii) obligations of or transactions with the Company's officers, directors, stockholders or employees or any family member or affiliate thereof of a type required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

3.9 Absence of Certain Changes. Since December 31, 1999, (i) no event, change or circumstance has occurred which would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Company has carried on its business in the ordinary course consistent with past practices.

3.10 Legal Proceedings. Other than as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof, there is no Action (as hereinafter defined), before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company, which is required to be disclosed in any Company SEC Document or which could have a Material Adverse Effect, or which might materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Related Agreements. All summaries or descriptions of legal or governmental proceedings or contingencies contained in the Company SEC Documents are current and accurate in all material respects with respect to such matters.

3.11 Compliance with Laws. The Company is not in violation of any law, ordinance, governmental rule or regulation or court order, judgement or decree to which it is subject, other than violations (if any) that individually or in the aggregate will not have a Material Adverse Effect. Other than as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof, the Company possesses such certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies the absence of which would have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

3.12 Properties. Except as otherwise stated in the Company SEC Documents filed and publicly available prior to the date hereof, the Company has good and marketable title, free and clear of all liens, encumbrances or claims to all of its material real and personal property, except liens, encumbrances and equities which are not material in the aggregate and do not materially affect the value of such property or interfere with the conduct of the business of the Company and, except as otherwise stated in the Company SEC Documents filed and publicly available prior to the date hereof, the Company has valid and binding leases to all of the real and personal property described in the Company SEC Documents as under lease to it with such exceptions as are not material and do not interfere with the conduct of the business of the Company.

3.13 Compliance with Other Instruments. The Company is not in violation or default of (i) any term of its Restated Certificate or Bylaws, or (ii) any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or any statute, rule or regulation applicable to the Company which in the case of clause (ii) could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or which could have a Material Adverse Effect, or which might materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Related Agreements. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares and the Warrants pursuant hereto and of the Conversion Shares pursuant to the Restated Certificate and the Warrant Shares pursuant to the Warrants, will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.14 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Shares, the Warrants, the Warrant Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons or take any other action so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.15 Taxes. The Company has filed all necessary material federal, state and foreign income and franchise tax returns and has paid all material taxes shown as due thereon, and the Company has no knowledge of any material tax deficiency which has been or might be asserted against the Company.

3.16     Employee Benefits.

(a) General. The Company is not a party to and does not participate in or have any liability or contingent liability with respect to any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or any "multiemployer plan" (as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), except for the TeleWorld 401(k) Plan (hereinafter the "Plan") or as disclosed in Section 3.16 of the Schedule of Exceptions.

(b)      Compliance with Laws; Liabilities.  As to the Plan:

(i) The Plan complies and has been administered in form and in operation in all material respects with all requirements of law applicable thereto (including but not limited to ERISA and the Code), and there has been no notice issued by any Governmental Authority questioning or challenging such compliance. "Governmental Authority" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(ii) The Plan complies in form and in operation in all material respects with all applicable requirements of sections 401(a) and 501(a) of the Code and the Company has received a favorable determination letter regarding its qualification; there have been no amendments to such plans except amendments (A) which are the subject of a determination letter issued with respect thereto by the Internal Revenue Service or (B) with respect to which the remedial amendment period (within the meaning of Treasury Regulation ss. 1.401(b)-1) has not expired; and to the knowledge of the Company no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

(iii) None of the assets of the Plan is invested in employer securities or employer real property.

(iv)  To  the  knowledge  of  the  Company,   there  have  been  no  "prohibited
transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to the Plan.

(v) To the knowledge of the Company, there has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which the Company may be liable.

(vi) There are no actions, suits, or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened involving the Plan or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

(vii)    The Plan is not subject to Title IV of ERISA.

(viii) There has been no act or omission that would impair the right or ability of the Company to unilaterally amend or terminate the Plan.

(c) With respect to each employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained by the Company (including, but not limited to the Plan) (a "Company Plan"), the Company has delivered to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) No Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

3.17 Executive Committee of the Board of Directors. The Company represents and warrants that (a) no officer, director or employee of any of the Company's corporate partners or corporate investors is a member of the Executive Committee of the Company's Board of Directors, (b) no current member of the of the Executive Committee of the Company's Board of Directors has been designated by any of the Company's corporate partners or corporate investors and (c) that it does not intend to designate or appoint, nor has it agreed to any contract or other instrument providing for the designation or appointment of, any officer, director or employee of any of the Company's corporate partners or corporate investors to the Executive Committee of the Company's Board of Directors.

3.18 Board Approval; Section 203 of DGCL; California Takeover Law; Rights Plans. The Board of Directors of the Company has, prior to the execution hereof and prior to the execution of any of the Related Agreements, approved the execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party, and the execution and delivery by the parties thereto of the Voting Agreement and the consummation of the transactions contemplated by this Agreement and each of the Related Agreements. Such approval is sufficient to render inapplicable to this Agreement, the Related Agreements and the Voting Agreement and the transactions contemplated hereby and thereby (collectively, the "Investment") the provisions of Section 203 of the Delaware General Corporation Law. No takeover statute or similar statute or regulation of the State of California is applicable to this Agreement, the Related Agreements or the Voting Agreement or the Investment. Except as expressly provided in the Stockholders Agreement and Section 3.18 of the Schedule of Exceptions, no provision in the certificate of incorporation, bylaws or other governing instruments of the Company or the terms of any rights plan or preferred stock of the Company, would directly or indirectly restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company that may be acquired or controlled by the Purchaser or permit any stockholder to acquire securities of the Company on a basis not available to the Purchaser.

3.19 Patents and Trademarks. Section 3.19 of the Schedule of Exceptions sets forth a list of all patents, patent applications, registered copyrights and trademarks of the Company existing as of the date hereof. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, and such conduct of its business does not, to the Company's knowledge,  infringe  upon the rights of others,  except as set forth in Section
3.19 to the Schedule of Exceptions. There are no outstanding options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any third party which are necessary to the operation of the Company's products, other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Except as set forth in Section
3.19  of  the  Schedule  of  Exceptions,   the  Company  has  not  received  any
communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, confidential information or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or any of the Related Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company. To the Company's knowledge, none of the Company's officers or employees have used nor are such officers or employees making use of any confidential information or trade secrets of others without authorization, including those of any former employer of such officer or employee. The Company is not aware of any violation by a third party of any of the Company's patents, licenses, trademarks, trade names, service marks, copyrights, trade secrets, confidential information or other proprietary rights.

3.20 Brokers. No broker, investment banker, financial advisor or other person other than Credit Suisse First Boston Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Company. The fees and expenses of Credit Suisse First Boston Corporation will be paid by the Company.

3.21 Disclosure. Neither this Agreement (including all Exhibits and Schedules hereto) nor any of the Related Agreements or any other agreements or instruments contemplated to be executed and delivered by the Company in connection with this Agreement, taken together with the Company SEC Documents, contain any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

Section 4.        Representations and Warranties of the Purchaser.

         The Purchaser hereby  represents and warrants to the Company as follows
(such   representations   and   warranties   do  not  lessen  or   obviate   the
representations and warranties of the Company set forth in this Agreement):

4.1 Requisite Power and Authority. The Purchaser has all necessary corporate power under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on the Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 6.4 of the Stockholders Agreement may be limited by applicable laws.

4.2 Investment Representations. The Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in the Agreement. The Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. The Purchaser is capable of evaluating the merits and risks of its investment in the Company and by reason of its, or of its management's, business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. The Purchaser may bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b) Acquisition for Own Account. The Purchaser is acquiring the Shares and the Conversion Shares for the Purchaser's own account for investment only, and not with a view towards their distribution.

(c) Accredited Investor. The Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.

(d) Company Information. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company. The Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(e) Rule 144. The Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares may be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Residence. The office or offices of the Purchaser in which its investment decision was made is located at 22000 AOL Way, Dulles, Virginia, 20166-9323.

4.3 Transfer Restrictions. The Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Stockholders Agreement.

Section 5.        Conditions to Closing.

5.1 Conditions to Purchaser's Obligations. The Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions, unless otherwise waived:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof that are qualified by materiality or Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects in each case as of the Closing Date with the same force and effect as if they had been made as of such Closing Date, and the Company shall have performed and complied with all agreements, obligations and conditions herein required to be performed or complied with by it on or prior to such Closing.

(b) Legal Investment. On the Closing Date, the sale and issuance of the Shares and the Warrants and the proposed issuance of the Conversion Shares and the Warrant Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject, and there shall not be in effect any statute, law, rule, regulation, order, judgment or decree in effect which has the effect of rendering the consummation of any of the transactions contemplated by this Agreement or the Related Agreements unlawful

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, authorizations, approvals, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to such Closing).

(d) Filing of Restated Certificate. The Restated Certificate shall have been accepted for filing by the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date.

(e) Corporate Documents. The Company shall have delivered to the Purchaser or its counsel, copies of all corporate documents of the Company as the Purchaser shall reasonably request.

(f) Compliance Certificate. The Company shall have delivered to the Purchaser a Compliance Certificate, executed by the President of the Company, dated the date of such Closing, to the effect that the conditions specified in subsections (a),
(c) and (d) of this Section 5.1 have been satisfied.

(g) Other Agreements. Each of the Commercial Agreement, the Stockholders Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto, shall be in full force and effect, except for failures to be in full force and effect due to the actions or omissions of the Purchaser, and shall not have been breached by the Company, and the Purchaser and the Company shall have agreed on and finalized the Specifications, the Milestone Schedule and the Acceptance Criteria (as each such term is defined in the Commercial Agreement) pursuant to Sections 3.1(c) and 3.1(e) of the Commercial Agreement.

(h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its special counsel, and the Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(i) Secretary's Certificate. The Purchaser shall have received from the Company's Secretary, a certificate having attached thereto (i) the Company's Restated Certificate, (ii) the Company's Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors of the Company authorizing the transactions contemplated hereby, and (iv) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Closing.

(j) HSR Compliance. Any waiting period applicable to the purchase of the Shares under the HSR Act shall have terminated or expired.

(k) Legal Opinion. The Purchaser shall have received from Cooley Godward LLP, legal counsel to the Company, an opinion addressed to the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for the Purchaser, and subject to customary exceptions and qualifications (including without limitation a qualification regarding interpretation in accordance with California law), to the effect that:

(i) the Company (A) has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, (B) to the best knowledge of such counsel, is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the owning or leasing of properties or the conduct of business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect, and (C) has full corporate power and authority to carry on its business as described in the Company SEC Documents and to own and operate its properties. The Company has full corporate power and authority to enter into and perform this Agreement, the Stockholders Agreement, the Commercial Agreement and the Warrants, and to issue, sell and deliver the Shares, the Warrants, the Warrant Shares and the Conversion Shares. All legally required corporate proceedings in connection with the authorization and issuance of the Shares, the Warrants, the Warrant Shares and the Conversion Shares and the sale of the Shares, the Warrants, the Warrant Shares by the Company in accordance with the terms of this Agreement (including but not limited to all required Board of Directors and stockholder approvals) have been taken or have been obtained;

(ii) this Agreement, the Stockholders Agreement and the Warrants have been duly executed and delivered by the Company and are legal, valid and binding agreements of the Company enforceable in accordance with their terms, except as rights to indemnification thereunder may be limited and subject to laws regarding creditor rights and general equitable principles;

(iii) other than in connection with any securities laws (with respect to which counsel need express no opinion other than as provided in (vi) below), all consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations or declarations with, any federal, Delaware corporate or California state governmental authority required on the part of the Company in connection with the execution and delivery of this Agreement, the Stockholders Agreement and the Warrants and consummation of the transactions occurring at the Closing hereunder and thereunder have been obtained and are effective, and such counsel is not aware of any proceedings, or written threat of any proceedings, that question the validity thereof;

(iv) all the outstanding shares of the Company's Common Stock have been, and the Shares, the Warrant Shares and the Conversion Shares, upon issuance and delivery and payment therefor in the manner herein described, will be, duly authorized, validly issued, fully paid and nonassessable. No preemptive rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, the Shares, the Warrants Shares or the Conversion Shares exist pursuant to the Restated Certificate or Bylaws, or, to the best of such counsel's knowledge, pursuant to any agreement or other instrument to which the Company is a party or by which it may be bound;

(v) to the best of such counsel's knowledge there are no legal or governmental proceedings pending or overtly threatened against the Company required to be disclosed in the Company SEC Documents which are not so disclosed;

(vi) the offer and sale of the Shares, the Warrants, the Warrant Shares and the Conversion Shares is exempt from the registration requirements of the Securities Act, subject to the timely filing of a Form D pursuant to Securities Exchange Commission Regulation D; and

(vii) the execution and delivery of this Agreement, the Related Agreements by the Company, and the issuance and sale of the Shares, the Warrants, the Warrant Shares and the Conversion Shares and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement and the Warrants by the Company will not conflict with or constitute a breach of or a default (with the passage of time or otherwise) under (i) the Restated Certificate or Bylaws of the Company, (ii) any Delaware corporate or California statute, law or regulation to which the Company or any of its properties may be subject, or any judgment, decree or order, known to such counsel, of any court or governmental agency or authority entered in any proceeding to which the Company was or is now a party or by which it is bound, except for any conflict, breach or default that would not have a Material Adverse Effect or (iii) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to such counsel to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject which has been identified in a certificate of the Chief Financial Officer of the Company as material to the Company, except for any conflict, breach or default that would not have a Material Adverse Effect.

(viii) As of the Closing Date, the Restated Certificate will be in full force and effect.

(l) Board Representative. A representative of the Purchaser shall have been appointed, at the option of the Purchaser, as either a member of or an observer to the board of directors of the Company in accordance with Section 2.1 of the Stockholders Agreement.

5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions, unless otherwise waived:

(a) Representations and Warranties True. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of such Closing, with the same force and effect as if they had been made on and as of said date.

(b) Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before such Closing. (c) Filing of Restated Certificate. The Restated Certificate shall have been accepted for filing with the Secretary of State of the State of Delaware and shall be in full force and effect as of such Closing Date.

(d) Other Agreements. Each of the Commercial Agreement, the Stockholders Agreement and the Escrow Agreement shall have been executed and delivered by the parties thereto, shall be in full force and effect, except for failures to be in full force and effect due to the actions or omissions of the Company, and shall not have been breached by the Purchaser.

(e) HSR Compliance. Any waiting period applicable to the purchase of the Shares under the HSR Act shall have terminated or expired.

5.3      Conditions to Obligations of both the Company and the Purchaser.

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.        Additional Covenants.

6.1      HSR Compliance; Other Approvals.

(a) The Company and the Purchaser shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act for the issuance and sale of the Shares, the Warrants, the Warrant Shares and the Conversion Shares. The Company and the Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Each of the Company and the Purchaser shall promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental body. The Company and the Purchaser will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

(b) Each of the parties hereto shall use their commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary or desirable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Related Agreements and will cooperate fully with the other party hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

6.2      Competing Proposals.

(a) Notification Regarding Competing Strategic Relationships. Prior to receipt of the Company Stockholder Approval, the Company will notify the Purchaser in writing within five Business Days of:

(i) the Company's receipt of a bona fide proposal from a third party for a strategic relationship that would be preclusive of any of the transactions contemplated by this Agreement (a "Competing Strategic Relationship");

(ii) the determination by the Company's Board of Directors to solicit any Competing Strategic Relationship; or

(iii) the determination by the Company's Board of Directors to provide confidential information to, or enter into discussions or negotiations with, any third party concerning any Competing Strategic Relationship.

Such notice shall disclose the identity of the party making or involved in such proposal for a Competing Strategic Relationship and the material terms of any such proposed Competing Strategic Relationship.

(b) Acquisition and Competing Strategic Relationship Proposals. Prior to the Closing, the Company shall, and shall cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any (i) Competing Strategic Relationship or (ii) acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, the Company (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company (an "Acquisition Transaction"), other than the transactions contemplated hereby. Except as set forth in this Section 6.2(b), prior to the Closing, the Company shall not, and shall cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Purchaser, any affiliate or associate of Purchaser or any designees of Purchaser) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal") or a Competing Strategic Relationship (a "Competing Strategic Relationship Proposal") or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or a Competing Strategic Relationship Proposal; provided, however, that (x) prior to the receipt of the Company Stockholder Approval, the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the board of directors of the Company after the date hereof which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and (y) after the Company Stockholders Meeting, the Board of Directors of the Company may authorize the Company, to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case under clause (x) or (y) above,
(i) the board of directors of the Company determines in good faith, (A) taking into account the written, reasoned advice of outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, (B) taking into account the written advice of financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) of this clause (i) have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the board of directors of the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and
(B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Stockholders Agreement. Nothing in this Agreement shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

6.3 Stockholder Approval. As promptly as practicable following the date hereof, the Company shall take all action necessary to obtain the Company Stockholder Approval, including, without limitation, preparing, filing with the SEC and mailing to its stockholders a proxy statement or statements with respect thereto, and duly calling, giving notice of, convening and holding a meeting or meetings of its stockholders for such purpose (the "Company Stockholders Meeting"). Notwithstanding that any of the other conditions to the Closing may not be satisfied, the Company will use its best efforts to cause the Company Stockholders Meeting to occur as soon as reasonably possible after the date hereof. The Board shall recommend that its stockholders provide the Company Stockholder Approval, and may not withdraw or modify such recommendation prior to the taking of the votes to be taken at the Company Stockholders Meeting.

6.4      Ordinary Course of Business.

(a) Except as otherwise contemplated by the terms of this Agreement, during the period from the date of this Agreement to the Closing Date (the "Pre-Closing Period"), each of the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its subsidiaries shall not, without the prior consent of Purchaser:

(i) (A) remove the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the Company's and its subsidiaries' operations) or any executive vice president, or appoint any person to fill a vacancy in any such office, or
(B) approve any new, or modify any existing material executive officer and director compensation plans or agreements;

(ii) change the number of directors or the composition or structure of the Company's Board of Directors;

(iii) except as contemplated by the Restated Certificate, increase or decrease the total number of authorized or issued shares of Preferred Stock;

(iv) take any action which would require the approval of the holders of the Preferred Stock pursuant to Article III, Section D.2(b) of the Restated Certificate, if the Preferred Stock were issued;

(v) redeem, acquire or otherwise purchase any shares of Common Stock or preferred stock of the Company, except pursuant to Company Plans or agreements entered into in the ordinary course with employees of the Company;

(vi) sell a subsidiary's securities to any third party (other than the Company or any other wholly owned subsidiary of the Company);

(vii) sell or transfer any of the Company's or its subsidiaries' technology or other Intellectual Property, to any other person, other than in the ordinary course of business; or

(viii)   enter into any arrangement or contract to do any of the foregoing.

6.5 Efforts. Each party hereto agrees to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement and the Related Agreements.

6.6 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in
Section 3 to be untrue in any material respect, the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement, or the failure to be satisfied of any of the conditions set forth in Section 5.

6.7 Reservation of Shares. From and after the Closing, the Company shall at all times reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as shall be sufficient to permit the exercise in full of all the Warrants and the conversion in full of all the Preferred Stock.

6.8 Restated Certificate. Upon receipt of the Company Stockholder Approval, the Company shall take all such action to file the Restated Certificate with the Secretary of State of the State of Delaware and all such other action to cause the Restated Certificate to be accepted for filing and effective.

Section 7.        Miscellaneous.

7.1 Termination. This Agreement may be terminated by (i) mutual agreement of the parties hereto, (ii) by the Purchaser pursuant to Section 1.2(a), subject to the Company's rights under Section 1.2(b), (iii) by the Purchaser or the Company in the event the Closing has not occurred by February 28, 2001; provided, that the termination right pursuant to this clause (iii) may not be exercised by a party whose nonperformance has delayed the Closing or (iv) by either party in the event the Commercial Agreement is terminated prior to the Closing. Upon termination of this Agreement pursuant to this Section 7.1 (and subject to Section 1.2(b)), this Agreement (except for Section 7.9) shall be void and of no further force and effect and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability for the breach of any of the representations, warranties, covenants and agreements set forth in this Agreement.

7.2      Definitions.  For purposes of this Agreement:

                  "affiliate" means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York;

                  "knowledge" of any person means knowledge of a particular fact or matter of which such person (or if such person is not an individual, any of its directors or officers) is actually aware or of which a prudent person (or if such person is not an individual, its directors or officers acting prudently) would be aware after reasonable inquiry; and

                  "person" means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, or other entity or a group (as defined in Section 13(d)(3) of the Exchange Act of 1934 ,as amended) of the foregoing.

7.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements to be performed entirely in New York.

7.4 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and each closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

7.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares or the Warrants from time to time.

7.6 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.7 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8      Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

(b) The obligations of the Company and the rights of the holders of the Shares, the Warrants, the Warrant Shares and the Conversion Shares under this Agreement may be waived only with the written consent of the Purchaser.

7.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser' part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Certificate or any waiver on such party's part of any provisions or conditions of this Agreement, the Related Agreements, or the Restated Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Certificate, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day;
(c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent in each case to the respective address specified below:

(a)      If to the Purchaser, to:

                           America Online, Inc.
                           22000 AOL Way
                           Dulles, VA 20166-9323
                           Attn:  General Counsel

                           With a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017-3954
                           Attn:  David J. Sorkin, Esq.


(b)      If to the Company, to

                           TiVo Inc.
                           2160 Gold Street
                           Alviso, CA 95002
                           Attn:  Chief Financial Officer

                           With a copy to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, CA 94025
                           Attn:  Alan Mendelson, Esq.


or at such other  address as the Company or the  Purchaser  may designate by ten
(10) days advance written notice to the other parties hereto.

7.11 Expenses. Each Party shall pay its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.14 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.13 being untrue.

7.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

7.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.


         In Witness Whereof, the parties hereto have executed this Investment Agreement as of the date set forth in the first paragraph hereof.

                                Company:

                                Tivo Inc.


                                By:    /s/ Michael Ramsay
                                Name:  Michael Ramsay
                                Title: President and Chief Executive Officer


         In Witness Whereof, the parties hereto have executed this Investment Agreement as of the date set forth in the first paragraph hereof.

                                Purchaser:

                                America Online, Inc.


                                By:    /s/ David M. Colburn
                                Name:  David M. Colburn
                                Title: President, Business Affairs

                                INDEX OF EXHIBITS

Amended and Restated Certificate
     of Incorporation                                          Exhibit A

Form of Warrant                                                Exhibit B

Form of Warrant                                                Exhibit C

Form of Warrant                                                Exhibit D

Form of Warrant                                                Exhibit E

Form of Escrow Agreement                                       Exhibit F

By-laws of the Company                                         Exhibit G

                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                    EXHIBIT B

                                 FORM OF WARRANT

                                    EXHIBIT C

                                 FORM OF WARRANT

                                    EXHIBIT D

                                 FORM OF WARRANT

                                    EXHIBIT E

                                 FORM OF WARRANT

                                    EXHIBIT F

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT G

                             BY-LAWS OF THE COMPANY


                                Table Of Contents

                                                                            Page

Section 1.        Agreement To Sell And Purchase...............................1

         1.1      Authorization of Shares......................................1

         1.2      Sale and Purchase............................................2

         1.3      Warrants.....................................................3

         1.5      Adjustments..................................................6

Section 2.        Closing, Delivery and Payment................................6

         2.1      Closing......................................................6

         2.2      Delivery.....................................................6

Section 3.        Representations and Warranties of the Company................7

         3.1      Organization, Good Standing and Qualification................7

         3.2      Capitalization; Voting Rights................................7

         3.3      Authorization; Binding Obligations...........................8

         3.4      SEC Filings..................................................9

         3.5      Financial Statements........................................10

         3.6      Undisclosed Liabilities.....................................10

         3.7      Contracts; Action...........................................10

         3.8      Obligations to Related Parties..............................11

         3.9      Absence of Certain Changes..................................11

         3.10     Legal Proceedings...........................................11

         3.11     Compliance with Laws........................................11

         3.12     Properties..................................................12

         3.13     Compliance with Other Instruments...........................12

         3.14     Offering Valid..............................................12

         3.15     Taxes.......................................................12

         3.16     Employee Benefits...........................................12

         3.17     Executive Committee of the Board of Directors...............14

         3.18     Board Approval; Section 203 of DGCL; California Takeover
                  Law; Rights Plans...........................................14

         3.19     Patents and Trademarks......................................14

         3.20     Brokers.....................................................15

         3.21     Disclosure..................................................15

Section 4.        Representations and Warranties of the Purchaser.............16

         4.1      Requisite Power and Authority...............................16

         4.2      Investment Representations..................................16

         4.3      Transfer Restrictions.......................................17

Section 5.        Conditions to Closing.......................................17

         5.1      Conditions to Purchaser's Obligations.......................17

         5.2      Conditions to Obligations of the Company....................20

         5.3      Conditions to Obligations of both the Company and the
                  Purchaser...................................................21

Section 6.        Additional Covenants........................................21

         6.1      HSR Compliance; Other Approvals.............................21

         6.2      Competing Proposals.........................................21

                  (a) Notification Regarding Competing Strategic
                      Relationships...........................................21

                  (b) Acquisition and Competing Strategic Relationship
                      Proposals...............................................22

         6.3      Stockholder Approval........................................23

         6.4      Ordinary Course of Business.................................23

         6.5      Efforts.....................................................24

         6.6      Notification of Certain Matters.............................24

         6.7      Reservation of Shares.......................................24

         6.8      Restated Certificate........................................24

Section 7.        Miscellaneous...............................................24

         7.1      Termination.................................................24

         7.2      Definitions.................................................25

         7.3      Governing Law...............................................25

         7.4      Survival....................................................25

         7.5      Successors and Assigns......................................25

         7.6      Entire Agreement............................................25

         7.7      Severability................................................26

         7.8      Amendment and Waiver........................................26

         7.9      Delays or Omissions.........................................26

         7.10     Notices.....................................................26

         7.11     Expenses....................................................27

         7.12     Titles and Subtitles........................................27

         7.13     Counterparts................................................27

         7.14     Broker's Fees...............................................27

         7.15     Pronouns....................................................28

         7.16     California Corporate Securities Law.........................28